UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2007

DANKA BUSINESS SYSTEMS PLC

(Exact name of registrant as specified in its charter)

England & Wales	0-20828	98-0052869
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Masters House
11101 Roosevelt Boulevard		107 Hammersmith Road
St. Petersburg, Florida 33716	and	London W14 0QH England

(Addresses of principal executive offices)

Registrant’s telephone number, including area code:

727-622-2100 in the United States

011-44-207-605-0150 in the United Kingdom

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On June 18, 2007, Danka Office Imaging Company (“DOIC”), a subsidiary of Danka Business Systems PLC (the “Company”), entered into new senior secured credit facilities in an aggregate amount of $145 million, consisting of (i) a $100 million First Lien Credit Agreement, dated as of June 18, 2007 (the “First Lien Credit Agreement”), among DOIC, as borrower, Danka Holding Company (“DHC”), a subsidiary of the Company, as a guarantor, the lenders from time to time party thereto, the letter of credit issuers from time to time party thereto and General Electric Capital Corporation (“GE Capital”), as administrative agent and as collateral agent, and (ii) a $45 million Second Lien Credit Agreement, dated as of June 18, 2007 (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, collectively, the “Credit Facilities”), among DOIC, as borrower, DHC, as a guarantor, the lenders from time to time party thereto and GE Capital, as administrative agent and as collateral agent.

Completion of the financing is subject to a number of customary closing conditions.

The First Lien Credit Agreement includes a $40 million senior secured revolving credit facility (the “Revolver”) and a $60 million senior secured term loan (the “Term Loan”). The Second Lien Credit Agreement provides for a $45 million second lien loan (the “Second Lien Loan”). DHC will guarantee DOIC’s obligations under the Credit Facilities and DOIC and DHC will secure their respective obligations under the Credit Facilities with substantially all of their respective assets, including the stock of DOIC, which is a wholly-owned subsidiary of DHC.

The Revolver and Term Loan facilities will terminate on the earlier of June 18, 2012 and the date that is six months prior to the maturity of the Company’s 6.50% Convertible Participating Shares, which is currently December 2010, at which time all loans thereunder will become due and payable. The Second Lien Loan will mature on December 18, 2012.

The proceeds of the Credit Facilities are available to (i) reduce the Company’s overall indebtedness and (ii) to provide for working capital.

The borrowings under the Credit Facilities will accrue interest at one of the following rates, at DOIC’s option: (i) in the case of a base rate loan, at the base rate plus the applicable margin; (ii) if a eurodollar rate loan, at the eurodollar rate plus the applicable margin; and (iii) in the case of swing line loans, at the base rate plus the applicable margin. The applicable margin for all loans will be fixed for the first 270 days of the Credit Facilities and will, thereafter, be determined by reference to the consolidated leverage ratio of the Company for the most recently ended fiscal quarter.

DOIC is required to pay unused commitment fees and letter of credit fees with respect to the Revolver.

Under the Credit Facilities, DOIC is required to make payments of interest in arrears on each interest payment date (to be determined depending on interest period elections made by DOIC) and at maturity of the loans.

DOIC may prepay loans under the Credit Facilities upon payment of the applicable prepayment fee; provided, that DOIC may not voluntarily prepay the Second Lien Loan prior to the first anniversary of the Credit Facilities.

DOIC is required to prepay loans under the Credit Facilities upon the occurrence of certain events, including asset sales and other dispositions, receipts of insurance/condemnation proceeds, certain issuances of equity, the issuance of debt, and the existence of excess cash flow of the Company. Such prepayments will be subject to the payment of the applicable prepayment fee and, in the case of certain prepayments of the Second Lien Loan during the first year, a make-whole payment.

The Credit Facilities include customary covenants. Among other things, the Company, DOIC and DHC and their respective subsidiaries are prohibited from incurring additional indebtedness, creating or incurring liens on their property, or further encumbering their assets, making certain investments, disposing of assets, modifying the terms of indebtedness, making certain payments, and changing their corporate existence, in each case subject to certain exceptions. The Credit Facilities also contain the following financial covenants: (i) a covenant requiring that certain leverage ratios of the Company as of specified periods not exceed specified levels, (ii) a covenant requiring a minimum fixed charge coverage ratio of the Company as of specified periods, (iii) a covenant that capital expenditures of the Company, DOIC and DHC and their respective subsidiaries not exceed specified levels as of specified periods and (iv) a covenant requiring a minimum consolidated EBITDA of the Company.

The Credit Facilities contain customary events of default, including, without limitation, payment defaults, failure to comply with the covenants in the Credit Facilities, cross-defaults to certain other indebtedness, bankruptcy, insolvency and change of control, and the entry of certain adverse judgments. Any designated event as defined therein will constitute an event of default under the Credit Facilities. If any “event of default” occurs and is continuing, the Credit Facilities may be terminated and all amounts owing thereunder may become immediately due and payable.

ITEM 2.03. Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 concerning entry into the Credit Facilities is hereby incorporated herein by reference.

ITEM 8.01. Other Events.

On June 19, 2007, the Company issued a press release announcing the entry into the Credit Facilities. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release dated June 19, 2007 of Danka Business Systems PLC announcing the entry into a financing arrangement with GE Capital Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Danka Business Systems PLC

By:	/s/ Edward K. Quibell
Name:	Edward K. Quibell
Title:	Chief Financial Officer

Dated: June 22, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated June 19, 2007 of Danka Business Systems PLC announcing the entry into a financing arrangement with GE Capital Corporation.